EX-28.d.2.a
EXHIBIT A
INVESTMENT ADVISORY AGREEMENT
BETWEEN
NATIONWIDE FUND ADVISORS AND NATIONWIDE MUTUAL FUNDS
Effective August 28, 2007
Renewed May 1, 2009*

Nationwide Target Destination Funds of the
Trust	Advisory Fees
Nationwide Destination 2010 Fund
Nationwide Destination 2015 Fund
Nationwide Destination 2020 Fund
Nationwide Destination 2025 Fund
Nationwide Destination 2030 Fund
Nationwide Destination 2035 Fund
Nationwide Destination 2040 Fund
Nationwide Destination 2045 Fund
Nationwide Destination 2050 Fund
Nationwide Retirement Income Fund
0.33% of the Fund’s average daily net assets

*	As approved at a meeting of the Board of Trustees held on January 16, 2009.
     IN WITNESS WHEREOF, the undersigned Assistant Secretary of the Trust hereto has executed this Exhibit A on the effective date set forth above.

By:	/s/Allan J. Oster
Name:	Allan J. Oster
Title:	Assistant Secretary